Exhibit 10.7.8
MOLSON COORS BREWING COMPANY
EMPLOYEE NONQUALIFIED STOCK OPTION AWARD NOTICE

This Award Notice evidences the award of nonqualified stock options (each, an “Option” or collectively, the “Options”) that have been granted to you, XXX, by Molson Coors Brewing Company, a Delaware corporation (the “Company”), subject to and conditioned upon your acceptance of the terms of this Award Notice, the 2014 Nonqualified Stock Option Agreement which is attached hereto (the “Agreement”) and the Molson Coors Brewing Company Incentive Compensation Plan (the “Plan”). When vested, each stock option entitles you to purchase one share of Class B common stock of the Company, par value $0.01 per share (the “Shares”). The Options are granted pursuant to the terms of the Plan.

This Award Notice constitutes part of, and is subject to the terms and provisions of, the Agreement and the Plan, which are incorporated by reference herein. Capitalized terms used but not defined in this Award Notice shall have the meanings set forth in the Agreement or in the Plan.

Grant Date:         XXX

Number of Shares:	XXX, subject to adjustment as provided under Section 4.4 of the Plan.

Exercise Price:         XXX per Share

Expiration Date:
The Options expire at 5:00 p.m. Mountain Time on the last business day coincident with or prior to the 10th anniversary of the Grant Date (the “Expiration Date”), unless fully exercised or terminated earlier.

Vesting Schedule:
Subject to the provisions of the Agreement and the Plan and provided that you remain continuously employed by the Company and/or an Affiliate through the respective vesting dates set forth below, the Options shall vest as follows:

Vesting Dates	Cumulative Vested Percentage of Options
1st Anniversary of Grant Date	33 ⅓%
2nd Anniversary of Grant Date	66 ⅔%
3rd Anniversary of Grant Date	100%

Except for termination of employment due to Retirement (defined in the Agreement), any unvested portion of the Award will be forfeited and/or cancelled on the date you cease to be an employee of the Company or an Affiliate.

Acceleration on
Retirement or

Change in Control:
To the extent not already vested or previously forfeited, your Options shall become 100% vested upon the earlier of: (i) your Retirement (defined in the Agreement); or (ii) upon a Change in Control prior to your termination of employment with the Company or an Affiliate.

MOLSON COORS BREWING COMPANY

You must accept this Award Notice by logging onto your account with Merrill Lynch and accepting this grant agreement. If you fail to do so, the Options will be null and void. By accepting the Options granted to you in this Award, you agree to be bound by all of the provisions set forth in this Award Notice, the Agreement, and the Plan.
Attachment:    2014 Nonqualified Stock Option Agreement

2014 NONQUALIFIED STOCK OPTION AGREEMENT
UNDER THE
MOLSON COORS BREWING COMPANY INCENTIVE COMPENSATION PLAN

Molson Coors Brewing Company (the “Company”) has granted to you an Award consisting of nonqualified stock options, subject to the terms and conditions set forth herein and in the Employee Nonqualified Stock Option Award Notice (the “Award Notice”). The Award has been granted to you pursuant to the Molson Coors Brewing Company Incentive Compensation Plan (the “Plan”). The decisions and interpretations of the Committee are binding, conclusive and final upon any questions arising under the Award Notice, this 2014 Nonqualified Stock Option Agreement (the “Agreement”) or the Plan. Unless otherwise defined herein or in the Award Notice, capitalized terms shall have the meanings assigned to such terms in the Plan.

1.Grant of Options. On the Grant Date, you were awarded the number of Options set forth in the Award Notice.

2.Vesting of Options. The Options shall become vested and non-forfeitable in accordance with the Vesting Schedule set forth in the Award Notice. Vesting may be accelerated as described in the Award Notice. For purposes of the Award Notice and this Agreement, “Retirement” means termination of employment, other than for Cause, after attainment of age 55 and at least five years of continuous service with the Company or affiliate.

3.Termination of Employment. Except for termination of employment due to Retirement, any unvested portion of the Award will be forfeited and/or cancelled on the date you cease to be an employee of the Company or an Affiliate. Any portion of this Award that is not exercisable on the date of your termination of employment for any reason shall terminate immediately and be null and void and of no further force and effect.

If you terminate employment for reasons other than for death, Retirement, disability or Cause, your vested Options may be exercised for a period of one year following the date of your termination. If you terminate employment due to death, your vested Options may be exercised by your designated beneficiary for fifteen months following your date of death. If you terminate employment due to Retirement or disability, your vested Options may be exercised for three years following the date of your termination. Notwithstanding the foregoing, in no event may an Option be exercised after the Expiration Date set forth on the Award Notice.

If you terminate employment for Cause, all Options, vested and unvested, shall be forfeited and/or cancelled on your date of termination.

4.Exercise of Options. Prior to the Expiration Date (or such earlier date provided in Section 3 above, you may exercise your vested Options by providing notice to the Company, in the manner specified by the Committee from time to time, of the number of Shares to be exercised, accompanied by full payment of the Exercise Price for the Shares by tendering cash, Shares or any other method of payment permitted by the Committee at the time of exercise. Participants who are residents of Canada for the purposes of the Income Tax Act (Canada) or who are subject to tax on their employment income under the Income Tax Act

(Canada) are not permitted to elect to make payment with previously acquired Shares. You may not exercise Options with respect to any fractional Shares.

5.Status of Option. The Options being awarded to you are not intended to qualify as “incentive stock options” as defined in Section 422(b) of the Code.

6.Withholding Taxes. You agree to make appropriate arrangements with the Company or an Affiliate for satisfaction of any applicable federal, state, local or foreign tax withholding requirements or like requirements with respect to the exercise of Options no later than the date on which such withholding is required under applicable law. To satisfy such payment obligation, you agree the Company or an Affiliate shall have the right to withhold a number of whole Shares otherwise deliverable to you upon the exercise of the Options having a Fair Market Value (defined in the Plan), as of the date on which the tax withholding obligations arise, not in excess of the obligations determined by the applicable minimum statutory withholding rates; alternatively, the Company may require you, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company or any Affiliate with respect to the Options.

7.Rights as a Stockholder. You shall not have any of the rights of a stockholder with respect to the Options until Shares have been delivered to you upon exercise of the Options.

8.Non-Guarantee of Employment Relationship or Future Awards. Nothing in the Plan, the Award Notice or this Agreement will alter your at-will or other employment status with the Company or an Affiliate, nor be construed as a contract of employment between you and the Company or an Affiliate, or as a contractual right for you to continue in the employ of the Company or an Affiliate for any period of time, or as a limitation of the right of the Company or an Affiliate to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any of your Options, or as a right to any future Awards.

9.Nontransferability of Options. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Subject to Section 18, all Options granted under the Plan are exercisable only by you during your lifetime and by your designated beneficiary in the event of your death.

10.Additional Restrictions. The terms of the Option shall be subject to any special provisions relating to Options granted to individuals outside the United States which accompany these terms and shall be deemed a part hereof.

11.Personal Information. You agree the Company and its suppliers or vendors may collect, use and disclose your personal information for the purposes of the implementation, management, administration and termination of the Plan.

12.Amendment. The Committee may amend, alter, modify, suspend or terminate the Award Notice or this Agreement at any time and from time to time, in whole or in part; provided, however, no amendment, alteration, modification, suspension or termination of the Award Notice or Agreement shall adversely affect in any material way the Award Notice or this Agreement, without your written consent, except to the extent such amendment, alteration, modification, suspension or termination is reasonably determined by the Committee in its sole discretion to be necessary to comply with applicable laws, rules, regulations, or is necessary for such approvals by any governmental agencies or national securities exchanges as may be required.

13.Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon you and your heirs, beneficiaries, executors, legal representatives, successors and assigns.

14.Integrated Agreement. The Award Notice, this Agreement and the Plan constitute the entire understanding and agreement between you and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between you and the Company with respect to such subject matter other than those as set forth or provided for herein or therein.

15.Governing Law. The Award Notice and this Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Award Notice and this Agreement to the substantive law of another jurisdiction. You agree to submit to the exclusive jurisdiction and venue of the federal or state courts of Colorado, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Notice or Agreement.

16.Construction. Captions and titles contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

17.Beneficiary Designation (Quebec Residents). Article 15 of the Plan is not applicable to those Participants in the Plan who are residents of Quebec. Any beneficiary designation or revocation of such beneficiary designation made by such residents must be made through a will, a copy of which should be filed with the Committee.

18.Conformity. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Any conflict between the terms of the Award Notice, this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in the Award Notice or this Agreement or any matters as to which the Award Notice and this Agreement are silent, the Plan shall govern. Any conflict between the terms of the Award Notice and the Agreement shall be resolved in accordance with the terms of the Agreement. In the event of any conflict between the information provided on any intranet site or internet website and the Award Notice, the Agreement or the Plan, the Award Notice, Agreement or the Plan, as applicable, shall govern as provided above.

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